Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is by and between Career Education Corporation (the “Company”) and Jeremy J. Wheaton (“Consultant”) dated as of July 16, 2012. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Consultant has resigned as Senior Vice President of the Company and Chief Executive Officer of Colorado Technical University (“CTU”), one of the Company’s schools and from all other positions with the Company and its subsidiaries effective as of the close of business on July 16, 2012 (the “Resignation Date”), The Company has accepted such resignation and the Company and Consultant have agreed to the terms of this Agreement.

1	ENGAGEMENT OF INDEPENDENT CONTRACTOR

1.1	Engagement. Subject to the terms and conditions of this Agreement, beginning as provided for in Section 4.1, the Company engages Consultant as an independent contractor to provide general business consulting services as reasonably requested by the Company, (collectively, the “Contracted Services”). Consultant accepts such engagement and agrees to provide the Contracted Services in good workmanlike condition and complete projects in a diligent, lawful and trustworthy manner for the purpose of advancing the Company’s business. Consultant shall continue to subject to the policies and procedures of the Company as applicable.

1.2	Terms of Engagement. Consultant agrees to be available to provide the Contracted Services at such times and places as Consultant and the Company may mutually agree. The parties hereby acknowledge that it is anticipated that the Contracted Services will be specifically performed as reasonably requested by the Company.

1.3	Board of Trustees of CTU. Upon the Resignation Date, Consultant will cease to be an ex-officio member of the Board of Trustees of CTU (the “Board”). Nonetheless, in addition to performing the Contracted Services, the Company desires for Consultant to serve as a non-independent trustee on the Board at the present time, and intends to take the necessary corporate actions to effectuate such appointment. Consultant agrees to accept this appointment, remain as a non-independent trustee on the Board, attend any and all meetings and teleconference calls and otherwise participate as a trustee until December 31, 2012; provided, however, that Consultant shall immediately resign from the Board upon written request from the Company. Consultant shall receive no additional compensation in his capacity as a non-independent trustee of the Board, other than the reimbursement of expenses in accordance with CTU and/or Board policy and past practices, as applicable.

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RELATIONSHIP OF PARTIES

1.4	Independent Contractor Status. This Agreement will not be construed as giving either party the power to direct or control the day-to-day activities of the other or making the parties participants in a partnership or joint or common undertaking. Consultant acknowledges that while performing services under this Agreement, he will be an independent contractor of the Company and will not be an employee of the Company for any purpose whatsoever.

1.5	Company Benefits. Consultant will not be eligible for or entitled to any Company benefits, benefit plans or perquisites whatsoever subject to the provisions of Section 8.2 below, and will be solely responsible for obtaining and paying for any benefits and/or insurance coverage as Consultant deems appropriate.

1.6	Workers’ Compensation. Consultant further acknowledges and agrees that the Company will not obtain or provide any worker’s compensation insurance for Consultant and that Consultant is solely responsible therefore.

1.7	Taxes. Consultant agrees that, with respect to all payments provided to Consultant under this Agreement, Consultant is responsible for all applicable federal and state taxes, including withholding under the Federal Insurance Contribution Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”), and any other required withholdings, since Consultant is not and will not be treated under this Agreement as an employee of the Company for tax or any other purposes.

1.8	Company Cell Phone and Laptop. Consultant shall surrender any and all credit cards issued to Consultant as of the Resignation Date. The Company shall provide Consultant with a Blackberry and laptop to be used in conjunction with his duties and responsibilities under this Agreement. Consultant will retain the email address and cell phone number he used as an employee (847-376-0742) and shall retain and be allowed to use his Outlook Contacts list, his e-mail archives, and documents saved under “My Documents” currently contained on his Company laptop. The Company shall continue to pay any costs associated with Consultant’s use of the Blackberry and laptop, and shall allow Consultant with continued connectivity to the Company’s computer system for purposes of performing the duties and responsibilities set forth in this Agreement. At the conclusion of the Term (as defined below), Consultant will return the Blackberry and laptop and all contents.

1.9	Reporting. Consultant will meet with and make periodic reports to Steven H. Lesnik, the Company’s Chairman, President and Chief Executive Officer, in the manner and at the frequency reasonably requested by Mr. Lesnik, who will be Consultant’s primary point of contact with the Company for purposes of this Agreement.

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PAYMENTS

3.1	Payments for Contracted Services. The Company will pay Consultant $ 27,500 per month (or a pro rata amount for any partial month) for all Contracted Services performed in accordance with the expectations set forth herein.

TERM

1.10	Term. Unless otherwise terminated as provided for herein, the term of this Agreement will commence on July 17, 2012, provided that Consultant executes and does not revoke the Waiver and General Release found at Exhibit A, and ending on December 31, 2012(“Term”).

1.11	This Agreement may be extended upon written agreement of the parties.

CONFIDENTIALITY

1.12	Confidential Information. Consultant acknowledges that, throughout and as an incident to his employment with the Company, Consultant has become acquainted with and received confidential information relating to the Company and its subsidiaries, schools and affiliates, including trade secrets, processes, methods of operation, business models and plans, advertising and marketing plans and strategies, Company records, research techniques and results, academic programs, academic course development, methods of instruction, training programs, computer programs, databases, software codes, systems and models, marketing, promotional and sales programs, and financial information concerning the business of the Company, which information is not readily available to the public and gives the Company an opportunity to gain an advantage over competitors who do not know or use this information in the same manner as the Company, and which the Company regards as confidential and proprietary (collectively, “Confidential Information”). Confidential Information does not include: (a) information known in general to Consultant’s profession, or that becomes known thereafter, other than by an unauthorized act of Consultant; (b) information that was lawfully in Consultant’s possession before his employment with the Company; or (c) information obtained lawfully and in good faith from another party after such disclosure emanating from an original source other than the Company.

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Consultant acknowledges that he will likely become acquainted with and receive additional Confidential Information during the Term and in his position as a trustee on the Board. Consultant acknowledges that the Confidential Information may be of incalculable value to the Company and is the exclusive property of the Company, and that the Company may suffer irreparable damage if any of the Confidential Information is improperly disclosed or used. Accordingly, Consultant will not, at any time during or after Consultant’s resignation from employment with the Company or during or after the Term (except to the extent required in the provision of the Contracted Services), reveal, divulge, use or make known to any person, firm or corporation any Confidential Information made known to Consultant or of which Consultant has become aware, regardless of whether developed, prepared, devised, or otherwise created in whole or in part by the efforts of Consultant. Consultant further agrees that he will retain all Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver any Confidential Information to any unauthorized person including, without limitation, any other employer of Consultant except as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Consultant will, to the extent practicable, give the Company prior written notice of any such disclosure and will cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information that is, or without any action by Consultant becomes, generally available to the public.

Consultant acknowledges that a breach on his part of the terms of the obligations set forth in this Section 5.1 may cause irreparable damage to the Company and that monetary damages may not provide an adequate remedy to the Company. Accordingly, Consultant agrees that the Company may be entitled to enforce the terms herein in court and seek any and all remedies available to it in equity and law, including, but not limited to, injunctive relief, without the posting of any bond or other security.

OWNERSHIP

6.1

Work Product. Ownership of all work product, deliverables and documentation developed by Consultant under this Agreement, including without limitation, any expression of Consultant’s findings, reports, analyses, conclusions, opinions, recommendations, ideas, techniques, know-how, methodology, processes, templates and other similar information and documentation, and all intellectual property and other rights and interests embodied therein (collectively, the “Work Product”), have been specially ordered or commissioned by the Company and shall be considered “works made for hire” (as such term is defined under U.S. copyright law) with the Company being the author thereof. In the event that the Work Product is not, under applicable law, deemed to be a “work made for hire,”

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or any intellectual property rights in the Work Product are not deemed to be owned by the Company on creation, then Consultant hereby assigns to the Company, and hereafter agrees to assign to the Company, any and all intellectual property and other rights and interests in and to the Work Product, including copyright, patent rights and trade secret rights. At the Company’s expense, Consultant shall execute and deliver to the Company such additional instruments, and take such other actions, as the Company may reasonably request to confirm evidence or carry out the assignment of rights contemplated by this Section 6.1. Consultant’s obligations under this Section 6.1 will apply both during and indefinitely after the Term. Consultant hereby appoints the Company (and its duly authorized officers and agents) as Consultant’s agent and attorney-in-fact, to act in Consultant’s stead, to execute and deliver any such additional instrument and take such other actions, with the same legal force and effect as if done by Consultant, should Consultant for any reason whatsoever fail to promptly execute or deliver any such instrument or take such other actions to effect any such assignment of rights to the Company described in this Section 6.1. Consultant acknowledges and agrees that this appointment constitutes a right coupled with an interest and is irrevocable.

6.2	Consultant’s Prior Works. Notwithstanding the provisions of Section 6.1, Consultant shall retain title to all know-how, methodology, techniques, processes and templates conceived, developed or reduced to practice by Consultant (but not in his capacity as an employee of the Company during his period of employment with the Company) prior to his performance of the Contracted Services (collectively, the “Prior Works”), and the Company shall have no ownership interest therein. Consultant hereby grants to the Company a non-exclusive, royalty-free, perpetual, irrevocable license, with the right to sublicense, to use such Prior Works (i) to the extent that any such Prior Works is embodied in the Work Product and/or (ii) in, and in connection with, creating any tangible property or expression based on or which embodies such Work Product.

Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that Consultant shall retain all of his rights in his methodologies and methods of analysis, ideas, concepts, expressions, know how, methods, techniques, skills, knowledge and experience possessed by Consultant prior to, or acquired by Consultant during, the performance of this Agreement (other than Work Product) and the same shall not be deemed work made for hire and Consultant shall not be restricted in any way with respect thereto.

TERMINATION

7.1	Termination For Cause etc.

7.1.1	Due to Breach. Either party may terminate this Agreement upon written notice to the other party at any time if the other party (i) is in material breach of any of

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the representations, warranties, covenants or agreements set forth in this Agreement or any document setting forth the terms of Contracted Services and (ii) fails to remedy such breach within seven (7) days after the receipt of written notice thereof. During the cure period specified above, each of the parties shall continue to perform their obligations under this Agreement. Upon Company termination pursuant to this Section 7.1.1, the Company shall pay for the Contracted Services (calculated on a partial monthly basis) performed through the date of termination. Upon Consultant termination pursuant to this Section 7.1.1, the Company shall pay for the Contracted Services through December 31, 2012.

7.1.2	Due to Force Majeure Event. If either party is unable to perform under this Agreement due to any act of God, act of governmental authority, act of public enemy, or due to war, riot, flood, civil commotion, insurrection or severe weather conditions, or any other cause beyond the reasonable control of either party, as the case may be, such failure shall not be construed as a breach of this Agreement; provided that if such inability continues for a period of fourteen (14) days or more, the other party shall have the right, upon written notice to such party, to terminate this Agreement or any affected Contracted Services, which termination shall be effective upon such party’s receipt of such notice. Upon termination pursuant to this Section 7.1.2, the Company shall pay for the Contracted Services through December 31, 2012.

7.1.3	Due to Bankruptcy or Insolvency. Either party may terminate this Agreement at any time after sixty (60) days’ prior written notice to the other party in the event of any insolvency, bankruptcy, liquidation or similar meritorious proceedings of such other party or if such other party admits in writing its inability to pay its debts when due, or makes an assignment for the benefit of its creditors. Upon termination pursuant to this Section 7.1.3, the Company shall pay for the Contracted Services (calculated on a partial monthly basis) performed through the date of termination.

7.2	Termination Without Cause. The Company may terminate this Agreement at any time without cause or occurrence of default, effective upon at least fifteen (15) days’ prior written notice to Consultant. Upon the date specified in any such termination notice, Consultant shall use reasonable efforts to discontinue and promptly wind down the applicable Contracted Services and deliver to the Company all Work Product, whether complete or in-process, prepared as of the effective date of termination. In the event of termination by the Company pursuant to this Section 7.2, the Company shall pay for the Consulting Services through December 31, 2012.

7.3

Termination by Consultant. Consultant may terminate this Agreement at any time without cause or occurrence of default, effective upon at least sixty (60) days’ prior written notice to the Company; provided, however, that upon receipt of

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any such termination notice the Company may, in its sole discretion, elect to notify Consultant of an earlier termination date. Upon delivering any such termination notice, Consultant shall use reasonable efforts to discontinue and promptly wind down the applicable Contracted Services according to the instructions of the Company and deliver to the Company all Work Product, whether complete or in-process, prepared as of the effective date of termination. Upon termination by Consultant pursuant to this Section 7.3, the Company shall pay for the Contracted Services (calculated on a partial monthly basis) performed through the date of termination.

OTHER

1.13	Equity Awards Granted Prior to the Resignation Date. Prior to the Resignation Date, Consultant received awards of options, restricted stock and restricted stock units under the Company’s 2008 Incentive Compensation Plan (all of such awards outstanding immediately prior to the Resignation Date are collectively referred to as the “Equity Awards,” and all of the award agreements governing the Equity Awards are collectively referred to as the “Award Agreements”). Consultant has carefully reviewed such Award Agreements and is familiar with any and all deadlines or requirements thereunder. Consultant acknowledges and agrees that any portion of any of the Equity Awards which is not vested at the Resignation Date shall not vest or become exercisable after the Resignation Date and shall be immediately cancelled and forfeited to the Company. Subject to Section 8.2, Consultant also acknowledges that the Award Agreements contain the following restrictive covenants which remain in effect for a period of time after a voluntary resignation from employment: (i) “Non-Compete Restrictions” which limit Consultant’s ability to accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries; and (ii) “Non-Solicitation Restrictions” which limit Consultant’s ability to solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries to leave his/her employment.

1.14	General Release, Discharge of All Claims and Agreement Not to Sue. In exchange for the promises and agreements made by the Consultant contained in this Agreement and in addition to the benefits provided thereunder, the Company agrees to the following:

(a) If Consultant is currently a participant in the Company’s health and/or dental insurance plan(s) and timely elects to continue his insurance coverage under federal COBRA law, the Company will provide a partial subsidy of Consultant’s post-termination COBRA premium, which will reduce the monthly contribution Consultant must pay for his COBRA coverage during the time period

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from July 17, 2012 through December 31, 2012, or the COBRA period, if shorter, to the same monthly contribution that similarly situated active employees of the Company pay for the same insurance coverage. During any additional portion of the COBRA period that exceeds the time period set forth above, the Company will provide COBRA coverage at Consultant’s expense, as provided in COBRA, without the partial subsidy provided in this paragraph.

(b) The Company agrees that the Non-Compete Restrictions set forth in all the Award Agreements shall expire on December 31, 2012, and that this Agreement constitutes an amendment to such award agreements. Consultant acknowledges that the Non-Solicitation Restrictions remain in full force and effect as set forth in each of the Award Agreements, and are not altered or amended by this Agreement.

Consultant acknowledges that he would not be entitled to the monies and benefits described in this Paragraph 8.2 absent his separation from employment and his execution of this Agreement. In consideration of the benefits provided for herein, Consultant shall return a signed copy of the Waiver and General Release (the “Waiver”) that is attached as Exhibit A within twenty-one (21) days of the Resignation Date. If Consultant does not return the Waiver within such period, or revokes the Waiver, this Agreement shall be null and void, and no payments or benefits shall be provided hereunder nor shall any amendments to the Award Agreements be effected hereby. Consultant hereby acknowledges that as a result of his resignation from the Company he is not eligible for benefits under the Company’s Executive Severance Plan.

1.15	No Claims. Consultant represents and agrees that he (a) is not aware of any facts or circumstances which could give rise to and (b) has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Releasees (as defined on Exhibit A) with any court, any governmental agency, any regulatory body or any other third party with respect to any matter related to the Company or a Releasee, or arising out of his employment with and/or resignation from the Company.

1.16	No Representation. Consultant acknowledges that in executing this Agreement he does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

1.17	No Assignment. Consultant represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein, and Consultant agrees to indemnify, defend and hold harmless each and all of the Releasees against any and all disputes based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any claims or any portion thereof or interest therein.

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1.18	Non-Admission of Liability and Acknowledgement of Compliance. This Agreement and the fact that it was offered are not and shall not in any way be construed as admissions by the Company that it violated any federal, state or local law, statute or regulation, or that it acted wrongfully with respect to Consultant or to any other person or entity in any manner. The Company specifically disclaims any liability to or wrongful acts against Consultant or any other person or entity. Further, Consultant acknowledges and agrees that it is the policy of the Company to comply with all applicable federal, state and local laws and regulations. Consultant affirms that he has reported all compliance issues and violations of federal, state and local laws or regulations or Company policy of which he had knowledge during the term of his employment, if any. Consultant represents and acknowledges that he has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local laws or regulations or Company policy other than what Consultant has previously raised, if any.

1.19	Non-Admissibility. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company or Consultant of any violation of any state, federal or local laws or regulations or any rules, regulations, criteria or standards of any regulatory body. This Agreement may be introduced, however, in any proceeding to enforce this Agreement.

1.20	No Disparagement or Encouragement of Claims. Both parties agree to treat each other in a positive, constructive and professional manner. Consultant agrees that he will not, nor will he cause anyone else to, make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against the Company or any Releasee, to either the press, the media or any other third party (including through the internet), except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The Company similarly agrees that its officers and directors will not, nor will they cause anyone else to, make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against Consultant to either the press, the media or any other third party (including through the internet), except if testifying truthfully under oath pursuant to lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

1.21	Indemnity and Cooperation. In the event of a lawsuit or claim by a third party in which Consultant is sued either jointly or separately for acts arising out of the

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scope of Consultant’s employment with the Company, or as a Consultant or trustee under this Agreement, the Company agrees to defend Consultant and hold Consultant harmless in accordance with its policies and practices. In turn, in the event of any pending or threatened legal action against the Company or any Releasees relating to events which occurred during Consultant’s employment or during the Term, Consultant acknowledges and agrees that he will cooperate to the fullest extent possible in the investigation, preparation, prosecution, or defense of the Company’s or the Releasees’ case, including, but not limited to, the execution of affidavits or documents or providing of information requested by the Company or the Company’s counsel. Consultant acknowledges and agrees that the payments made to Consultant hereunder are adequate consideration for Consultant to provide such cooperation during the Term, but Consultant shall be compensated at the rate of $150 per hour for such cooperation after the Term. Reasonable out-of-pocket expenses related to such assistance will be reimbursed by the Company, if the Company’s written approval is obtained in advance. Should Consultant be asked to travel for purposes of fulfilling the obligations of this Section 8.9, the Company agrees to reimburse travel expenses consistent with the Company’s travel and entertainment policies; provided Consultant obtains prior approval to incur such expenses. Nothing in this Section 8.9 should be construed as suggesting or implying that Consultant should testify in any way other than truthfully or provide anything other than accurate, truthful information. Consultant further agrees to provide truthful and timely answers to any reasonable questions the Company may have from time to time about the work Consultant performed during his employment and the Term. A failure on the part of Consultant to reasonably cooperate with the Company shall constitute and be treated as a material breach of this Agreement.

1.22	Voluntary Execution of Agreement and Consultation with Counsel. Consultant is hereby advised to consult with an attorney prior to executing this Agreement and the Waiver. Consultant represents, warrants and agrees that he has carefully read this Agreement and the Waiver and understands their meaning and has had the opportunity to seek independent legal advice from an attorney of his choice with respect to the advisability of this Agreement and the Waiver and is signing this Agreement, and will sign the Waiver, knowingly, voluntarily and without any coercion or duress. Consultant further acknowledges that he has been given a period of twenty-one (21) days within which to consider whether to sign the Waiver. Consultant may execute the Waiver at any time within the twenty-one day period and by doing so Consultant waives any right to the remaining days.

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1.23	Remedies. All rights granted or agreed to be granted to the Company hereunder shall be irrevocably vested in the Company, and Consultant’s sole remedy, in the event of a breach hereof by the Company, shall be the right to seek money damages incurred as a result of such breach. Consultant shall not be entitled to special, exemplary, punitive, incidental or consequential damages.

1.24	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR, AND EACH PARTY HEREBY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST REVENUES AND LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER BASED ON CONTRACT, WARRANTY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION OF THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL LIMIT CONSULTANT’S LIABILITY TO COMPANY FOR CONSULTANT’S BREACH OF CONFIDENTIALITY, OR FOR EITHER PARTY’S VIOLATION OF LAW OR WILLFUL MISCONDUCT. THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

1.25	No Restrictions or Conflicts. Consultant represents and warrants that Consultant does not have any obligations or conflicts to others relating to the services provided hereunder and Consultant is not bound by any restriction, agreement, judgment or other limitation limiting Consultant’s ability to enter into this Agreement or to perform the Contracted Services hereunder.

1.26	Compliance with Laws. Consultant shall comply with all applicable federal, state and local laws in the performance of any services hereunder.

1.27	Entire Agreement. This Agreement and the Waiver contain the full and complete understanding between Consultant and the Company regarding the subject matter herein, supersedes all prior agreements between Consultant and the Company (with the exception of the Award Agreements, as amended specifically hereby), whether written or oral pertaining thereto, and cannot be modified except by a written instrument signed by both parties.

1.28	Severability. If any provision of this Agreement or the Waiver shall be held to be invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement or the Waiver is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

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1.29	Survival. Notwithstanding expiration or termination of this Agreement, the provisions of Sections 5, 6, and 8 shall survive expiration or termination.

1.30	Choice of Law. This Agreement and any dispute arising under or in connection with this Agreement, including but not limited to any action in contract or tort, shall be governed by the laws of the State of Illinois, without regard to its conflict of laws principles. Each party hereby consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of Illinois and waives any and all objections thereto.

1.31	Execution of Counterparts. This Agreement may be executed in counterparts, but shall be construed as if signed in one document.

IN WITNESS WHEREOF, each party has duly executed this Agreement.

CAREER EDUCATION CORPORATION		JEREMY J. WHEATON

BY:	/s/ Steven H. Lesnik	/s/ Jeremy J. Wheaton
Steven H. Lesnik
Chairman, Chief Executive Officer & President

Date: July 16, 2012		Date: July 16, 2012

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EXHIBIT A

Waiver and General Release

In consideration for the payments and benefits provided by the Company, excluding only claims which cannot be waived by law, Jeremy J. Wheaton (hereinafter “Consultant”) releases the Company, its affiliates, subsidiaries, and associated organizations, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, employees, contractors, insurers, representatives, assigns, and successors, past and present, and each of them, (hereinafter “Releasees”), with respect to and from any and all legally waivable claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders, liabilities, complaints, and promises whatsoever, in law or equity, known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any or all said Releasees, arising on or before the date this Waiver and General Release (this “Waiver”) is executed, including, but not limited to, any Claims arising out of or in any way connected with his employment with and/or separation from the Company, any Claims arising under the Sarbanes-Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the False Claims Act, as amended, the Employee Retirement Income Security Act, as amended, Illinois civil rights laws and regulations, Illinois wage/hour laws and regulations, or any other federal, state or local law, regulation, ordinance or public policy, and any Claims for severance pay, bonus pay, sick leave, holiday pay, vacation pay, life insurance, health, medical or disability insurance or any other fringe benefit or the common law of any state relating to employment contracts, wrongful discharge, defamation or any other matter.

Consultant agrees not to sue any or all of the Releasees with respect to any matter released or discharged herein, except that Consultant may seek a determination of the validity of the waiver of his rights under the ADEA. Nothing in this Waiver is intended to reflect any party’s belief that the waiver of the Consultant’s claims under the ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

Notwithstanding the above, Consultant does not release and discharge (i) any right to continue his group health insurance coverage pursuant to applicable law; (ii) any vested benefits in any qualified retirement plan; (iii) any claim for breach of this Waiver; (iv) any claim that cannot be released by law, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission (“EEOC”); (v) any rights under any equity awards and award agreements;

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(vi) any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provision of the Company’s (or any of its subsidiaries’) articles of incorporation or by-laws, any directors and officers liability insurance policies maintained by the Company, or any contract of indemnity entered into by the Company and Consultant; (vii) any payment, provision or benefit or other claim under any retirement plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company, in each case which was accrued as of the Resignation Date, and (viii) any claim for breach of the Consulting Agreement of even date herewith. Consultant does, however, hereby waive any right to recover any money should the EEOC or any other agency or individual pursue any claims on his behalf.

This Waiver shall be binding upon Consultant and upon his dependents, heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of the Company and others released in this Waiver, and to their respective dependents, heirs, representatives, executors, administrators, successors and assigns.

Consultant agrees that his waiver and release of rights under this Waiver is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990, and he covenants and agrees that:

1. He has been given 21 days in which to consider, sign and return this Waiver to the Company;

2. He is hereby being advised in writing to consult with an attorney concerning this Waiver to ensure he fully understands the significance of all the terms and conditions of this Waiver; and

3. He will have 7 days from the date of signing to revoke this Waiver if he so desires. Any revocation must be in writing, signed by him and must be received by Jeffery D. Ayers, 231 N. Martingale Road, Schaumburg, IL 60173 within the revocation period to be deemed effective.

JEREMY J. WHEATON	CAREER EDUCATION CORPORATION

By

_______________, 2012		_______________, 2012

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